Exhibit 99.1

Balchem Completes Debt Refinancing with Five Year Senior Secured Credit Facility

New Hampton, NY, June 27, 2018.   Balchem Corporation (NASDAQ: BCPC) announced that the Company has entered into a new credit agreement with its lenders in the form of a senior secured revolving credit facility, due 2023.  The new revolving credit agreement allows for up to $500 million of borrowing. The Company has used initial proceeds from the new credit agreement to repay the outstanding balance of $211 million on its senior secured term loan A, due May 2019.

Ted Harris, President, CEO and Chairman of the Board, stated: “Our new revolving credit agreement enhances our strong financial profile and provides increased flexibility. We are very pleased with the strong interest from the lenders, with the well over-subscribed facility further demonstrating the strength of our financials.  The available funds from this new credit facility, combined with our strong cash flow, strengthen our ability to execute on our growth plans. “

Borrowings under the new credit facility initially bear interest at an annual rate of LIBOR plus 1.125%, which may change based on the Company’s leverage ratio.  The revolving credit facility initially carries an unused fee of 0.175% annually, which may also change based on the Company’s leverage ratio.

JPMorgan Chase Bank, N.A. and Bank of America, N.A. are co-lead arrangers for the new facility, leading a syndicate that includes six additional banks.

ABOUT BALCHEM
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2017. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)